Exhibit 99.2

CALLAWAY GOLF COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 4, 2019 (the "Closing Date"), pursuant to the Share Sale and Purchase Agreement, dated November 29, 2018 and as amended on January 3, 2019, by and among Callaway Golf Company (the "Company"), Paw Luxco III S.à.r.l. (the “Seller”) and Callaway Germany Holdco GmbH (a wholly-owned subsidiary of the Company) (the “Purchaser”), the Purchaser completed the acquisition of all of the outstanding shares of capital stock of JW Stargazer Holding GmbH ("Stargazer"), which owns the various entities constituting the Jack Wolfskin business (the “Acquisition”). The cash consideration for the Acquisition was €457.4 million, which included cash acquired of €50.9 million (for net cash consideration of €406.5 million). In U.S. dollars, using the exchange rate on the Closing Date, the cash consideration for the Acquisition was approximately $521.2 million, which included cash acquired of $58.1 million (for net cash consideration of $463.1 million). The cash consideration is subject to working capital adjustments.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X, and are based on the historical financial statements of the Company and Stargazer, as adjusted, The unaudited pro forma condensed combined balance sheet as of December 31, 2018 gives effect to the Acquisition as if it had occurred on December 31, 2018. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2018 are presented as if the Acquisition was consummated on January 1, 2018. The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of the combined company’s actual financial position or actual results of operations had the Acquisition occurred as of the dates indicated above. In addition, the unaudited pro forma condensed combined financial information is not intended to project the future financial position or operating results of the combined company. There were no material transactions between the Company and Stargazer during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve and realize as a result of the Acquisition, the costs to integrate the operations of the Company and Stargazer, or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

This unaudited pro forma financial information should be read in conjunction with the Company’s financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 1, 2019, and the audited Consolidated Financial Statements and Group Management Report of Stargazer as of September 30, 2018 and 2017 and for the fiscal years ended September 30, 2018 and 2017, and the notes related thereto, which are filed as Exhibit 99.1 to this Current Report on Form 8-K/A.

CALLAWAY GOLF COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
(In thousands, except share and per share data)

	As of December 31, 2018
	Callaway Golf Company	JW Stargazer Holding GmbH	Pro Forma Adjustments		Pro Forma Condensed Combined Balance Sheets
ASSETS
Current assets:
Cash and cash equivalents	$63,981	$45,750	$(62,257)	(a)	$47,474
Accounts receivable, net	71,374	62,173	—		133,547
Inventories	338,057	81,094	10,885	(b)	430,036
Income taxes receivable	713	104	—		817
Other current assets	50,781	5,448	—		56,229
Total current assets	524,906	194,569	(51,372)		668,103
Property, plant and equipment, net	88,472	25,414	—		113,886
Intangible assets, net	224,692	1,596	279,600	(b)	505,888
Goodwill	55,816	—	82,878	(b)	138,694
Deferred taxes, net	75,079	6,711	—		81,790
Investment in golf-related venture	72,238	—	—		72,238
Other assets	11,741	1,869	—		13,610
Total assets	$1,052,944	$230,159	$311,106		$1,594,209
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$208,653	$44,630	$—		$253,283
Accrued employee compensation and benefits	43,172	6,921	—		50,093
Asset-based credit facilities	40,300	—	—		40,300
Accrued warranty expense	7,610	2,912	—		10,522
Equipment note, short-term	2,411	—	—		2,411
Income taxes payable	1,091	9,677	—		10,768
Total current liabilities	303,237	64,140	—		367,377
Long-term liabilities:
Income tax liability	4,430	—	—		4,430
Deferred taxes, net	1,796	—	15,254	(c)	17,050
Long-term other	7,218	—	—		7,218
Term Loan B	—	—	461,871	(d)	461,871
Equipment note, long-term	1,955	—	—		1,955
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value, 3,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2018	—	—	—		—
Common stock, $.01 par value, 240,000,000 shares authorized, 95,648,648 shares issued at December 31, 2018	956	—	—		956
Additional paid-in capital	341,241	5,348	(5,348)	(b)	341,241
Retained earnings	413,799	164,251	(164,251)	(b)	413,799
Accumulated other comprehensive loss	(13,700)	(3,580)	3,580	(b)	(13,700)
Less: Common stock held in treasury, at cost, 1,137,470 shares at December 31, 2018	(17,722)	—	—		(17,722)
Total Callaway Golf Company shareholders’ equity	724,574	166,019	(166,019)		724,574
Non-controlling interest in consolidated entity	9,734	—	—		9,734
Total shareholders’ equity	734,308	166,019	(166,019)		734,308
Total liabilities and shareholders’ equity	$1,052,944	$230,159	$311,106		$1,594,209

The accompanying notes are an integral part of these financial statements.

CALLAWAY GOLF COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31, 2018
	Callaway Golf Company	JW Stargazer Holding GmbH		Pro Forma Adjustments		Pro Forma Combined
Net sales	$1,242,834	$395,836		$—		$1,638,670
Cost of sales	664,465	209,458	(1)	11,500	(e)	885,423
Gross profit	578,369	186,378		(11,500)		753,247
Operating expenses:
Selling expense	308,709	113,997		—		422,706
General and administrative expense	100,466	33,256	(2)	8,813	(e)	142,535
Research and development expense	40,752	9,447		—		50,199
Total operating expenses	449,927	156,700		8,813		615,440
Income (loss) from operations	128,442	29,678		(20,313)		137,807
Interest income	594	131		—		725
Interest expense	(5,543)	(13,226)		(17,989)	(f)	(36,758)
Other income (expense), net	7,779	457		(3,215)	(g)	5,021
Income before income taxes	131,272	17,040		(41,517)		106,795
Income tax provision (benefit)	26,018	10,215		(10,985)	(h)	25,248
Net income	105,254	6,825		(30,532)		81,547
Less: Net income attributable to non-controlling interest	514	—		—		514
Net income attributable to Callaway Golf Company	$104,740	$6,825		$(30,532)		$81,033

Earnings per common share:
Basic	$1.11					$0.86
Diluted	$1.08					$0.83
Weighted-average common shares outstanding:
Basic	94,579					94,579
Diluted	97,153					97,153

(1)
The historical consolidated statement of operations of Stargazer includes approximately $4.0 million of incremental inventory reserves related to the acquisition of Stargazer's previous distributor in China.

(2)	Includes approximately $2.8 million of non-recurring Acquisition related costs.

The accompanying notes are an integral part of these financial statements.

CALLAWAY GOLF COMPANY
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1. Basis of Presentation
The unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and the historical financial statements of Stargazer as adjusted, to give effect to the Acquisition. The unaudited pro forma condensed combined statements of operations combine the historical consolidated statement of operations of the Company for the calendar year ended December 31, 2018 and the historical consolidated statement of operations of Stargazer for the their fiscal year ended September 30, 2018 (as if both twelve month periods occurred January 1 to December 31, 2018 and the Acquisition occurred on January 1, 2018). The unaudited pro forma condensed combined balance sheets combine the historical consolidated balance sheet of the Company as of December 31, 2018 and the historical consolidated balance sheet of Stargazer as of September 30, 2018 (as if both balance sheet dates were as of December 31, 2018 and the Acquisition occurred on December 31, 2018).
The unaudited pro forma condensed combined financial information reflects adjustments to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.
The Company's historical consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and are shown in U.S. dollars. The historical consolidated financial statements of Stargazer are prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board. The historical consolidated financial statements of Stargazer were translated into U.S. dollars and adjusted to conform to U.S. GAAP presentation for purposes of presenting the pro forma financial information. The revenue and expenses were translated using average exchange rates for the periods noted, and the assets and liabilities were translated using the exchange rate as of the balance sheet date.
The unaudited pro forma condensed combined financial statements were calculated after applying the Company's accounting policies and were based upon available information at the time. The assets acquired and liabilities assumed in the Acquisition were measured at their respective fair values with any excess purchase price reflected as goodwill. The valuation is preliminary and estimated asset values and assumed liabilities will be adjusted as final purchase price allocations are completed. The unaudited pro forma condensed combined financial statements also assume that the Company entered into a Credit Agreement (the "Credit Agreement") with Bank of America, N.A. and other lenders party to the Credit Agreement on January 1, 2018, to provide a Term Loan B facility in an aggregate principal amount up to $480.0 million, in order to fund the Acquisition (see Note 3). As such, the Company reflected the interest expense and debt cost amortization associated with the Term Loan B facility, as well as the costs associated with the Acquisition, including the amortization of intangible assets and the step-up of inventory, as well as the tax effect on those costs within the unaudited pro forma condensed combined financial statements. Pre-Acquisition net sales and net income amounts for Stargazer were derived from the books and records of Stargazer prepared prior to the respective Acquisition and are presented for informational purposes only and do not purport to be indicative of the results of future operations or of the results that would have occurred had the Acquisition taken place as of the dates noted above.
Note 2. Acquisition of JW Stargazer Holding GmbH
On January 4, 2019, the Company completed the Acquisition of Stargazer, the owner of the international, premium outdoor apparel, footwear and equipment brand, Jack Wolfskin for a gross purchase price of €457.4 million or approximately $521.2 million (which equates to a net purchase price of €406.5 million or approximately $463.1 million after netting the cash acquired of €50.9 or approximately $58.1, respectively), using the exchange rate as of the Closing Date. The purchase price is preliminary and is subject to working capital adjustments. The Company financed the Acquisition with a Term Loan B facility in the aggregate principal amount of $480.0 (see Note 3) as well as cash on-hand.
The assets acquired and liabilities assumed of Stargazer will be recorded at their estimated fair values as of the Closing Date of January 4, 2019. The excess of the consideration transferred in the Acquisition over the net amounts assigned to the fair value of the assets will be recorded as goodwill, which represents the operational synergies and growth opportunities the Company expects to realize in future periods. The Company is still in the process of finalizing the purchase price allocation.
The acquired assets and assumed liabilities presented in the table below were derived from the consolidated balance sheet of Stargazer as of the Closing Date of January 4, 2019. As such, the amounts differ materially from the assets and liabilities presented in the consolidated balance sheet of Stargazer as of September 30, 2018 that was used to derive the unaudited pro forma condensed combined balance sheets as of December 31, 2018, disclosed above. The differences are primarily due to the seasonality of the business combined with changes in foreign currency exchange rates.

The following table summarizes the preliminary purchase price allocation Closing Date fair values of the assets and liabilities acquired in connection with the Acquisition (in thousands):

At January 4, 2019
Assets Acquired
Cash	$58,096
Accounts receivable	36,521
Inventory	82,273
Other current assets	7,400
Property and equipment	26,180
Other assets	23
Intangibles - trade name	239,295
Intangibles - franchisee & distributor relationships	38,743
Intangibles - inventory step-up	10,824
Goodwill	73,845
Total assets acquired	573,200
Liabilities Assumed
Accounts Payable and accrued liabilities	51,999
Net assets acquired	$521,201
The acquired furniture, fixtures, office equipment, leasehold improvements, computer equipment and warehouse equipment were all valued at their estimated replacement cost, which the Company determined approximated the net book value of the assets on the date of the Acquisition. Inventory was valued using the net realizable value approach, which was based on the estimated selling price in the ordinary course of business less reasonable disposal costs and profit on the disposal effort. The distributor and franchisee relationships were valued under the income approach based on the present value of future earnings. The trade name was valued under the royalty savings income approach method, which is equal to the present value of the after-tax royalty savings attributable to owning the trade name as opposed to paying a third party for its use. For this valuation, the Company used a royalty rate of 5.0%, which is reflective of royalty rates paid in market transactions, and a discount rate of 10.0% on the future cash flows generated by the net after-tax savings.
Note 3. Financing
In addition to cash on hand, as well as cash generated from operations, the Company relies on its primary and Japan asset-based revolving credit facilities to manage seasonal fluctuations in liquidity and to provide additional liquidity when the Company’s operating cash flows are not sufficient to fund the Company’s requirements. As of December 31, 2018, the Company's available liquidity, which is comprised of cash on hand and amounts available under both facilities, after letters of credit was $256.4 million.
In January 2019, to fund the purchase price of the Acquisition, the Company entered into the Credit Agreement with Bank of America, N.A and other lenders party to the Credit Agreement (the “Term Lenders”). The Credit Agreement provides for a Term Loan B facility (the “Term Loan Facility”) in an aggregate principal amount of $480.0 million, which was issued less $9.6 million in original issue discount and other transaction fees. The Term Loan Facility is due in January 2026.
Loans under the Term Loan Facility are subject to interest at a rate per annum equal to either, at the Company's option, the LIBOR rate or the base rate, plus 4.50% or 3.50%, respectively, and any amounts outstanding are secured by the Company's assets. Principal payments of $1.2 million are due quarterly, however the Company has the option to prepay any outstanding loan balance in whole or in part without premium or penalty. In addition, the Term Loan Facility requires excess cash flow payments beginning after December 31, 2019.
In connection with the Term Loan Facility, the Company entered into agreements with the lenders party to the Credit Agreement to mitigate the interest rate on $200.4 million of the total principal outstanding under the Term Loan Facility, from a floating rate of LIBOR plus 4.50% to a fixed rate of 4.60%. This was achieved by entering into an interest rate hedge agreement and a cross-currency debt swap agreement, converting the $200.4 million principal into €176.2 million, both of which mature in January 2025.
4. IFRS to U.S. GAAP Adjustments
IFRS differs in certain respects from U.S. GAAP. The following adjustments have been made to align Stargazer's historical accounting policies under IFRS to the Company's accounting policies under U.S. GAAP for purposes of this pro forma presentation.

The Company recognizes freight revenue as well as other operating revenue items as a component of net sales, and storage fees and freight costs associated with the Company's distribution functions as a component of cost of goods sold. Previously, Stargazer recognized these revenues and costs in other operating income and other operating expenses, respectively, which are both reported as a component of operating income below gross profit. As a result, the Company reclassified $1.1 million (€0.9 million) from other operating income to net sales and $25.3 million (€21.4 million) from other operating expenses to cost of goods sold in Stargazer's consolidated statement of operations for the twelve months ended September 30, 2018.
Note 5. Pro Forma Adjustments
The following pro forma adjustments are reflected in the unaudited pro forma condensed combined financial statements. These adjustments were based on the Company's preliminary estimates and assumptions that are subject to change.

(a)
A pro forma decrease to cash and cash equivalents of $62.3 million comprised of (i) a payment of $44.2 million of cash on hand to fund a portion of the purchase price combined with $18.1 million associated with fees incurred in connection with the origination of the Term Loan Facility.

(b)
Represents the adjustment to record the preliminary estimated fair values of inventory and intangible assets and the resulting goodwill from the Acquisition of Stargazer of $10.9 million, $279.6 million and $82.9 million, respectively, in addition to the preliminary adjustments to eliminate the historical share capital, retained earnings and adjustments from foreign currency translation of $5.3 million, $164.3 million and $3.6 million, respectively.

(c)
The $15.2 million increase in deferred tax liabilities reflects the preliminary estimate of deferred tax liabilities recognized on new book to tax differences in acquired intangible assets. This amount was calculated using an estimated German statutory tax rate of 30.6%.

(d)	Represents borrowings of $480.0 million under the Term Loan Facility, offset debt origination costs of $18.1 million.

(e)
The increase of $11.5 million in cost of goods sold represents the estimated amortization of the fair value adjustment to inventory and the increase of $8.8 million in general and administrative expenses represents the estimated amortization of intangible assets that were recorded in connection with the Acquisition.

(f)
The following table represents the net increase to interest (income) expense of $18.0 million, which resulted from (i) interest on borrowings under the Term Loan Facility, (ii) the amortization of costs incurred in connection with the origination of the Term Loan Facility, and (iii) the elimination of historical interest expense of Stargazer related to its long-term debt combined with the amortization of debt issuance costs:

Interest Expense
Year Ended December 31, 2018
(in thousands)
Estimated interest expense on borrowings under the Term Loan Facility	$28,485
Amortization of origination fees on the Term Loan Facility	2,590
Historical interest expense and amortization of debt issuance costs	(13,086)
Pro forma adjustment to interest expense	$17,989

(g)
The decrease in other income (expense) of $3.2 million represents the mark-to-market impact from the remeasurement of a foreign currency forward contract used to mitigate the risk of foreign currency fluctuations on the purchase price for the acquisition of Stargazer, which was denominated in Euros.

(h)
The $11.0 million decrease in the tax provision reflects the estimated preliminary tax benefit related to the amortization of debt costs, acquisition costs and intangible assets, as well as interest expense related to the Term Loan Facility.